Exhibit 5.3

Dr. Ralph Malacrida

Rechtsanwalt, LL.M.

+41 58 261 50 00

ralph.malacrida@baerkarrer.ch

TE Connectivity Ltd

Rheinstrasse 20

CH-8200 Schaffhausen

Switzerland

Tyco Electronics Group S.A.

17, boulevard Grande-Duchesse Charlotte

L-1331 Luxembourg

Zurich, November 25, 2013

Dear Sir or Madam

This opinion is being rendered at the request of TE Connectivity Ltd. (the “Guarantor”) in connection with the registration statement on Form S-3 (the “Registration Statement”) of the Guarantor and Tyco Electronics Group S.A. (the “Company”) filed with the U.S. Securities and Exchange Commission (the “SEC”). This opinion as to Swiss law is issued in connection with the offering by the Company of an aggregate of $325,000,000 principal amount of its 2.375% Senior Notes due 2018 (the “Securities”). The Securities will be fully and unconditionally guaranteed as to payment of principal, premium, if any, and interest (the “Guarantee”) by the Guarantor, a Swiss company. The Securities and the Guarantee are issued pursuant to the Indenture, dated as of September 25, 2007 (the “Base Indenture”) among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the eighth supplemental indenture governing the Securities, dated as of November 25, 2013 (the “Eighth Supplemental Indenture”), and together with the Base Indenture, the “Indenture”) among the Company, the Guarantor and the Trustee. The Company has requested that we provide this opinion, which is required pursuant to section 8(g) of the Underwriting Agreement.

Bär & Karrer	Zürich	Genf	Lugano	Zug	www.baerkarrer.ch
Rechtsanwälte	Bär & Karrer AG	Bär & Karrer SA	Bär & Karrer SA	Bär & Karrer AG
	Brandschenkestrasse 90	12, quai de la Poste	Via Vegezzi 6	Baarerstrasse 8
	CH-8027 Zürich	CH-1211 Genève 11	CH-6901 Lugano	CH-6301 Zug
	Phone: +41 58 261 50 00	Phone: +41 58 261 57 00	Phone: +41 58 261 58 00	Phone: +41 58 261 59 00
	Fax: +41 58 261 50 01	Fax: +41 58 261 57 01	Fax: +41 58 261 58 01	Fax: +41 58 261 59 01
	zuerich@baerkarrer.ch	geneve@baerkarrer.ch	lugano@baerkarrer.ch	zug@baerkarrer.ch

1                      Documents Examined

For the purpose of this Opinion we have reviewed and relied upon the following documents (the “Documents”):

a)                            a copy of the excerpt from the commercial register of the Canton of Schaffhausen in relation to the Guarantor certified by such commercial register to be up-to-date as at November 15, 2013;

b)                            a copy of the articles of association of the Guarantor dated March 6, 2013, certified by the commercial register of the Canton of Schaffhausen to be up-to-date as at November 15, 2013 (the “Articles of Association”);

c)                             a signed copy of the secretary’s certificate of the Guarantor including, among other things a copy of the Organizational Regulations dated as of January 7, 2013 and copies of resolutions adopted by the board of directors of the Guarantor on September 12, 2013;

d)                            a copy of the signed underwriting agreement between Tyco Electronics Group S.A., the Guarantor, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. dated November 20, 2013 (the “Underwriting Agreement”);

e)                             a signed copy of the Base Indenture;

f)                              a signed copy of the Eighth Supplemental Indenture;

g)                             a copy of the signed guarantee to the Eighth Supplemental Indenture, dated November 25, 2013 as set forth in Exhibit A to the Eighth Supplemental Indenture (the “Guarantee”; the Guarantee together with the Underwriting Agreement, the Base Indenture, the Eighth Supplemental Indenture, the “Subject Agreements);

h)                            a copy of each of the pricing prospectus and the final prospectus relating to the Offering and listing of the Notes (together the “Prospectus”).

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Underwriting Agreement.

2                                Assumptions

In stating our opinion we have assumed:

a)                            the authenticity, accuracy and completeness of the Documents and other documentation examined by us submitted to us as originals and the conformity to the authentic documents of all Subject Agreements and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

b)                            that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

c)                             the genuineness of all signatures on the Subject Agreements;

d)                            the authority, capacity and power of each of the persons signing the Subject Agreements (other than the Guarantor in respect of the Subject Agreements);

e)                             that any representation, warranty or statement of fact or law, other than as to the laws of Switzerland, made in any of the Documents is true, accurate and complete;

f)                              that the Subject Agreements constitute the legal, valid and binding obligations of each of the parties thereto, other than the Guarantor, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

g)                             that the Subject Agreements have been validly authorised, executed and delivered by each of the parties thereto, other than the Guarantor, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Guarantor purportedly delivered the Subject Agreements has actually received and accepted delivery of such Subject Agreements;

h)                            that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Guarantor in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout and that there is no matter affecting the authority of the Directors to effect entry by the Guarantor into the Subject Agreements, not disclosed by the Articles of Association or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

i)                                that the Guarantor has entered into its obligations under the Subject Agreements in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Subject Agreements would benefit the Guarantor;

j)                               that all parties entered into the Subject Agreements for bona fide commercial reasons and at arm’s length terms;

k)                            that none of the parties to the Subject Agreements has passed a voluntary winding-up resolution, no petition has been presented or order made by a court for the winding-up, dissolution, bankruptcy or administration of any party, and that no receiver, trustee in bankruptcy, administrator or similar officer has been appointed in relation to any of the parties or any of their assets or revenues it being noted that we are not aware of any of the foregoing having occurred by the date of this Opinion in respect of the Guarantor.

3                                Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

a)                             The Guarantor is a corporation duly organised and validly existing under the laws of Switzerland.

b)                             The Guarantor has the full corporate power and authority to execute, deliver and perform the Guarantee.

c)                             The Guarantor has taken all necessary corporate actions to authorize, execute and deliver the Guarantee and has validly signed the Guarantee in the form referred to in Section 1.

4                     Qualifications

The opinions set out in Section 3 above are subject to the following qualifications:

a)                            We express no opinion as to any law other than Swiss law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Switzerland. This opinion is limited to Swiss law as applied by the courts of Switzerland at the date hereof.

b)                            Where an obligation is to be performed in a jurisdiction other than Switzerland, the courts of Switzerland may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

c)                             We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into any of the Subject Agreements by reference to a law other than that of Switzerland, or as to the availability in Switzerland of remedies which are available in other jurisdictions.

d)                            We have been retained as special Swiss legal counsel to the Guarantor to advise on legal aspects (but not tax aspects) of the transaction contemplated by the Subject Agreements, the Pricing Prospectus and the Prospectus and therefore we express no opinion on tax or accounting matters in relation to the transactions contemplated by the Subject Agreements, the Securities, the Pricing Prospectus or the Prospectus.

e)                             Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

f)                              In this opinion, Swiss legal concepts are expressed in English terms and not in their original Swiss language; the concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions; this opinion may, therefore, only be relied upon on the condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law and be brought before a Swiss court.

This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change. This opinion is governed by and is to be construed in accordance with Swiss law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Switzerland.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully

/s/ Bär & Karrer AG

Bär & Karrer AG